EX1A-14

Law Offices, Andre’ L. Ligon P.C.

Attorneys and Counselors at Law

2646 South Loop West, Ste. 380

Houston, Texas 77054

Andre’ L. Ligon	Telephone: (713) 662.2500
Attorney at Law	Facsimile: (713) 222.0252

Wednesday, January 29, 2020

Aaron C. Johnson

Spotlight Capital Holdings, Inc

3723 San Gabriel Pkwy, Suite A

Peco Rivera, Ca. 90660

Re:     Resignation of Securities Counsel

Dear Mr. Johnson:

Considering the recent communications from OTC Markets, I am formally resigning as Spotlight’s securities attorney. Within ten (10) days from the date of this letter, I will be returning any and all files containing previous filings made to OTC Markets on the company’s behalf.

Thank you for the opportunity to represent Spotlight in this capacity and I wish you luck in your future endeavors.

Sincerely yours,

/s/ Andre’ L. Ligon

Andre L. Ligon, Esq.

Email: andre@andreligon.com

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